                                                                     EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          OPTICARE HEALTH SYSTEMS, INC.

     OptiCare Health Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of OptiCare Health Systems, Inc., by the
unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out subsection (i) Article Fourth in its entirety and by substituting in lieu thereof the following:

          "(i) The total number of shares of all classes of stock which the
          Corporation shall have the authority to issue is one hundred fifty-five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock, $0.001 par value per share (the "Common Stock") and five million (5,000,000) shares of
          Preferred Stock, $0.001 par value per share (the "Preferred Stock")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the
State of Delaware, at which meeting the necessary number of shares, as required by statute, were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State
of Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of
Incorporation shall be effective on the date of filing such amendment.

     IN WITNESS WHEREOF, said OptiCare Health Systems, Inc. has caused this certificate to be signed by Christopher J. Walls, its Vice President, General
Counsel and Secretary, this 28th day of May, 2003.

                      OPTICARE HEALTH SYSTEMS, INC.

                      By: /s/ Christopher J. Walls
                          ---------------------------------
                          Christopher J. Walls
                          Vice President, General Counsel and Secretary